Washington Mutual Investors Fund

October 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$466,278
Class B	$590
Class C	$8,416
Class F1	$24,691
Class F2	$53,592
Total	$553,567
Class 529-A	$15,487
Class 529-B	$88
Class 529-C	$2,162
Class 529-E	$685
Class 529-F1	$1,027
Class R-1	$503
Class R-2	$4,139
Class R-2E	$0
Class R-3	$13,687
Class R-4	$19,656
Class R-5	$19,859
Class R-6	$68,828
Total	$146,121

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3700
Class B	$0.2038
Class C	$0.2074
Class F1	$0.3528
Class F2	$0.4034
Class 529-A	$0.3506
Class 529-B	$0.1743
Class 529-C	$0.1935
Class 529-E	$0.2993
Class 529-F1	$0.3955
Class R-1	$0.2045
Class R-2	$0.2162
Class R-2E	$0.3475
Class R-3	$0.2948
Class R-4	$0.3550
Class R-5	$0.4153
Class R-6	$0.4257

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,254,328
Class B	2,529
Class C	40,055
Class F1	69,849
Class F2	136,455
Total	1,503,216
Class 529-A	43,753
Class 529-B	436
Class 529-C	11,049
Class 529-E	2,285
Class 529-F1	2,609
Class R-1	2,402
Class R-2	18,629
Class R-2E	-*
Class R-3	45,714
Class R-4	55,770
Class R-5	47,165
Class R-6	168,863
Total	398,675

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$40.76
Class B	$40.55
Class C	$40.31
Class F1	$40.64
Class F2	$40.74
Class 529-A	$40.68
Class 529-B	$40.59
Class 529-C	$40.42
Class 529-E	$40.49
Class 529-F1	$40.61
Class R-1	$40.39
Class R-2	$40.27
Class R-2E	$40.69
Class R-3	$40.47
Class R-4	$40.59
Class R-5	$40.75
Class R-6	$40.78

*Amount less than one thousand